September 2007	Pricing Sheet dated September 10, 2007 relating to
Preliminary Pricing Supplement No. 379 dated September 4, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Currencies and Commodities
PLUS based on a Hybrid Basket Composed of a Currency and Three Commodities due March 16, 2009
Performance Leveraged Upside SecuritiesSM
P R I C I N G T E R M S – S E P T E M B E R 1 0, 2 0 0 7
Issuer:	Morgan Stanley
Aggregate principal amount:	$5,773,000
Issue price:	$1,000
Stated principal amount:	$1,000
Pricing date:	September 10, 2007
Original issue date:	September 14, 2007 (4 business days after the pricing date)
Interest:	None
Principal protection:	None
Maturity date:	March 16, 2009
Underlying basket:	Basket components	Basket weighting	Initial exchange rate/value
	Australian dollar	50.0%	0.82245
	Wheat-CBOT (“wheat”)	25.0%	861.00
	High Grade Primary Aluminum (“aluminum”)	12.5%	2,372.50
	Primary Nickel (“nickel”)	12.5%	26,330.00
Payment at maturity (per PLUS):
If basket performance is greater than 0%:
$1,000 + leveraged upside payment;
If basket performance is less than or equal to 0%:
$1,000 x (1 + basket performance)
This amount will be less than or equal to the stated principal amount of $1,000.

Maximum payment at maturity:	There will be no maximum payment at maturity on the PLUS.
Leveraged upside payment:	$1,000 x basket performance x leverage factor
Leverage factor:	230%
Basket performance factor:	Sum of the weighted performance values of each of the basket components
Performance value:
For the Australian dollar: [(final exchange rate / initial exchange rate) – 1] x weighting
For wheat, aluminum and nickel (the “basket commodities”): [(final value – initial value) / initial value] x weighting

Australian dollar exchange rate:
The rate of conversion for the Australian dollar into U.S. dollars as determined by reference to the Reuters page “WMRSPOT12.”  The Australian dollar exchange rate is expressed as the number of U.S. dollars per one Australian dollar.

Final exchange rate:	The Australian dollar exchange rate on the determination date
Basket commodity price:
Wheat: the official settlement price of the first nearby month futures contract (or, in the case of the last 14 trading days of the first nearby month futures contract, the second nearby month futures contract) of deliverable-grade wheat per bushel on the Chicago Board of Trade.
Aluminum: the official cash offer price per metric ton of aluminum on the London Metal Exchange (the “LME”).
Nickel: the official cash offer price per metric ton of nickel on the LME.

Final value:	The respective basket commodity price on the determination date
Determination date:	March 9, 2009
CUSIP:	617446T74
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions(1)	Proceeds to Company
	Per note	$1,000	$20	$980
	Total	$5,773,000	$115,460	$5,657,540
(1) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 379 dated September 4, 2007
Amendment No. 1 to the Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.